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                                                                    EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

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                                                                                    THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                ----------------------------
                                                                                    1997            1996
                                                                                ------------    ------------
Net loss ....................................................................   $ (4,977,000)   $ (3,736,000)
                                                                                ============    ============
Weighted average shares of Common Stock outstanding..........................     11,565,464         697,520
Shares related to staff  accounting bulletin topic 4D :
  Stock options and warrants ................................................           --           270,351
  Common Stock ..............................................................           --           421,503
  Convertible Preferred Stock (Series C) ....................................           --         3,235,579
                                                                                -------------   ------------
Shares used in computing net loss per share .................................     11,565,464       4,624,953
Net loss per share ..........................................................   $      (0.43)   $      (0.81)
Calculation of shares outstanding for computing pro forma net loss per share:
  Shares used in computing net loss per share ...............................           --         4,624,953
  Adjusted to reflect the effect of the assumed conversion of
     Preferred Stock from the date of issuance ..............................           --         4,598,080
                                                                                                ------------
Shares used in computing pro forma net loss per share .......................           --         9,223,033
Pro forma net loss per share ................................................           --      $      (0.41)
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/1/ Series A and B shares